EXHIBIT 99.1

Oxford Industries Announces Promotion of Scott Grassmyer to Executive Vice President, Chief Financial Officer and Chief Operating Officer

ATLANTA, March 25, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced that Scott Grassmyer, the Company’s Executive Vice President and Chief Financial Officer, has been promoted to the additional role of Chief Operating Officer.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “Since joining our company in 2002, Scott has been instrumental in our evolution from a private label wholesaler of apparel products to becoming what we are today, a portfolio of powerful lifestyle brands. He played a key role in our acquisitions and integrations of Tommy Bahama, Lilly Pulitzer, Southern Tide and The Beaufort Bonnet Company. Throughout his tenure, Scott has provided significant leadership and direction to our businesses in delivering long-term value to our shareholders. While Scott will continue to oversee the traditional CFO responsibilities relating to finance, this promotion to the additional role of COO includes expanding his work with me and the leadership of our five brands to maximize financial and operating efficiencies across the organization.”

Mr. Grassmyer is a Certified Public Accountant with over 30 years of financial experience in both the public accounting and industry sectors. He began his career with Ernst & Young, LLC and subsequently joined Duck Head Apparel Company, Inc., an unaffiliated, publicly-traded apparel wholesaler and retailer, in 1990. Prior to joining the Company as Controller in 2002, Mr. Grassmyer was Duck Head's Senior Vice President and Chief Financial Officer. Mr. Grassmyer holds a Bachelor of Science degree in accounting from Appalachian State University and attended the Clemson University MBA program.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Contact:	Jevon Strasser
E-mail:	InvestorRelations@oxfordinc.com